EXHIBIT 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ROCHE HOLDINGS, INC.,

13 ACQUISITIONS, INC.

and

454 LIFE SCIENCES CORPORATION

Dated as of March 28, 2007

4.1	Organization, Standing and Power	31
4.2	Authority; No Conflict; Required Filings and Consents	32
4.3	Litigation	33
4.4	Operations of the Transitory Subsidiary	33
4.5	Financing	33
4.6	Condition of the Business	33

ARTICLE V CONDUCT OF BUSINESS		33
5.1	Covenants of the Company	33
5.2	Tax Covenants	36
5.3	Confidentiality	37

ARTICLE VI ADDITIONAL AGREEMENTS		37
6.1	No Solicitation	37
6.2	Stockholder Approval	38
6.3	Access to Information	38
6.4	Legal Conditions to the Merger	38
6.5	Public Disclosure	39
6.6	Notification of Certain Matters	39
6.7	Employee Matters	40
6.8	Connecticut Transfer Act Filings	40
6.9	Webster Bank Loan	41

ARTICLE VII CONDITIONS TO MERGER		41
7.1	Conditions to Each Party’s Obligation To Effect the Merger	41
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	42
7.3	Additional Conditions to Obligations of the Company	43

ARTICLE VIII TERMINATION AND AMENDMENT		43
8.1	Termination	43
8.2	Effect of Termination	44
8.3	Fees and Expenses	44
8.4	Amendment	44
8.5	Extension; Waiver	45

ARTICLE IX INDEMNIFICATION		45
9.1	Damages	45
9.2	Claims	46
9.3	Survival	47
9.4	Limitations	47

ARTICLE X MISCELLANEOUS		48
10.1	Notices	48
10.2	Entire Agreement	49
10.3	No Third-Party Beneficiaries	50
10.4	Assignment	50
10.5	Severability	50

10.6	Counterparts and Signature	50
10.7	Interpretation	50
10.8	Governing Law	51
10.9	Remedies	51
10.10	Submission to Jurisdiction	51
10.11	Disclosure Schedules	51
10.12	Company’s Knowledge	52

Exhibit A – Form of FIRPTA Certification

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(b)
Affiliate	Section 3.2(c)
Agreed Amount	Section 9.2(b)
Agreement	Preamble
Antitrust Laws	Section 3.4(c)
Balance Sheet Adjustment	Section 2.3(e)(i)
Bankruptcy and Equity Exception	Section 3.4(a)
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Material Adverse Effect	Section 4.1
Capex Budget	Section 3.6(e)
CDEP	Section 6.8(a)
Certificate	Section 2.5(b)
Certificate of Merger	Section 1.1
Claim Amount	Section 9.2(b)
Claim Notice	Section 9.2(b)
Closing	Section 1.2
Closing Amount	Section 2.2
Closing Balance Sheet	Section 2.3(a)
Closing Date	Section 1.2
Closing Net Debt	Section 2.2
Closing Working Capital	Section 2.2
Code	Section 2.5(f)
Company	Preamble
Company Balance Sheet	Section 3.5
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.18(a)
Company Financial Statements	Section 3.5
Company Intellectual Property	Section 3.13(a)
Company Leases	Section 3.10(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.15(a)
Company Permits	Section 3.20
Company Securities	Section 3.2(c)
Company Series A Preferred Stock	Section 2.1(b)
Company Series B Preferred Stock	Section 2.1(b)
Company Series C Preferred Stock	Section 2.1(b)
Company Series D Preferred Stock	Section 2.1(b)
Company Software	Section 3.14(c)
Company Stock	Section 2.1(b)
Company Stock Plans	Section 2.6

Terms	Reference in Agreement
Company Stock Options	Section 2.6
Company Stockholder Approval	Section 3.4(a)
Company’s Knowledge	Section 10.12
Confidentiality Agreement	Section 5.3
Connecticut Properties	Section 6.8(a)
Continuing Employees	Section 6.7(c)
CTA	Section 3.4(c)
CuraGen	Section 2.2
Customer Software	Section 3.14
Damages	Section 9.1
Debt	Section 2.2
Dissenting Shares	Section 2.7(a)
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.18(a)
Environmental Law	Section 3.17(d)
Environmental Permits	Section 3.17(a)
Equity Consideration	Section 2.1(c)
ERISA	Section 3.18(a)
ERISA Affiliate	Section 3.18(f)
Escrow Agent	Section 2.2(b)(ii)
Escrow Agreement	Section 2.2(b)(ii)
Escrow Amount	Section 2.2(b)(ii)
Exchange Act	Section 3.15(a)(ix)
Exchange Agent	Section 2.5(a)
Exchange Fund	Section 2.5(a)
Exercise Amount	Section 2.2
Exon-Florio Review	Section 7.1(d)
FDA	Section 3.20
Final Net Debt	Section 2.3(c)
Final Working Capital	Section 2.3(c)
GAAP	Section 2.2
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.17(e)
Holders	Section 2.3(e)(i)
HSR Act	Section 3.4(c)
Indemnity Adjustment	Section 2.4
Intellectual Property	Section 3.13(a)
IRS	Section 3.18(b)
License Agreements	Section 3.13(b)
Licensed Software	Section 3.14
Liens	Section 3.4(b)
Management Team	Section 2.2

Terms	Reference in Agreement
Merger	Preamble
Merger Consideration	Section 2.1(c)
Open Source Software	Section 3.14
Outside Date	Section 8.1(c)
Owned Software	Section 3.14(a)
Pending Indemnity Claims	Section 2.4
Post-Closing Tax Period	Section 3.9(d)
Pre-Closing Period	Section 5.1
Pre-Closing Tax Period	Section 3.9(d)
Preferred Stock	Section 2.1(b)
Representatives	Section 6.1(a)
Sellers’ Representative	Section 2.8(a)
Software	Section 3.14
Subsidiary	Section 3.3(a)
Subsidiary Securities	Section 3.3(d)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.9(a)
Taxes	Section 3.9(a)
Taxing Authority	Section 3.9(a)
Third Party Software	Section 3.14
Transaction Costs	Section 2.2
Transitory Subsidiary	Preamble
Webster Bank Loan	Section 5.1(h)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 28, 2007, by and among Roche Holdings, Inc., a Delaware corporation (the “Buyer”), 13 Acquisitions, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”) and 454 Life Sciences Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Company and the Transitory Subsidiary deem it advisable and in the best interests of each corporation and their respective stockholders that an acquisition of the Company be consummated as provided herein; and

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become an indirect wholly-owned subsidiary of the Buyer and a wholly-owned subsidiary of Roche Diagnostics Operations, Inc., which will own Transitory Subsidiary prior to the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a business day shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”), Series A Preferred Stock, $0.01 par value per share, of the Company (“Company Series A Preferred Stock”), Series B Preferred Stock, $0.01 par value per share, of the Company (“Company Series B Preferred Stock”), Series C Preferred Stock, $0.01 par value per share, of the Company (“Company Series C Preferred Stock”), and Series D Preferred Stock, $0.01 par

value per share, of the Company (“Company Series D Preferred Stock”) (the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock are collectively referred so as the “Preferred Stock,” and the Company Common Stock and the Preferred Stock are collectively referred to as the “Company Stock”), that are owned by the Company as treasury stock and any shares of Company Stock owned by the Buyer or the Transitory Subsidiary immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor.

(c) Conversion of Company Stock. Subject to Section 2.5, other than shares of Company Stock to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.7(a) below), each share of:

(i) Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the Equity Consideration (as defined below);

(ii) Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the product of (1) the Equity Consideration and (2) the number of shares of Company Common Stock issuable upon conversion of one share of Company Series A Preferred Stock immediately prior to the Effective Time;

(iii) Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the product of (1) the Equity Consideration and (2) the number of shares of Company Common Stock issuable upon conversion of one share of Company Series B Preferred Stock immediately prior to the Effective Time;

(iv) Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the product of (1) the Equity Consideration and (2) the number of shares of Company Common Stock issuable upon conversion of one share of Company Series C Preferred Stock immediately prior to the Effective Time; and

(v) Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the product of (1) the Equity Consideration and (2) the number of shares of Company Common Stock issuable upon conversion of one share of Company Series D Preferred Stock immediately prior to the Effective Time.

In each case, the per share price payable in respect of the Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock, as the case may be, is referred to as the “Merger Consideration”. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration pursuant to this Section 2.1(c), upon the surrender of such certificate in accordance with Section 2.5, without interest. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Stock), reorganization, recapitalization or other like change with respect to Company Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

For purposes of this Agreement, the following terms shall have the following meanings:

“Equity Consideration” means the amount (rounded to the nearest $0.00001) equal to the quotient of:

(i) the sum of (a) the excess of the Closing Amount over the aggregate Transaction Costs paid by the Exchange Agent pursuant to Section 2.2(c) plus (b) the Balance Sheet Adjustment, if positive, plus (c) the Indemnity Adjustment, if any, divided by

(ii) the number of shares of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b)) outstanding immediately prior to the Effective Time (assuming for these purposes the conversion of all outstanding shares of Preferred Stock into Company Common Stock at the then applicable conversion rate for each series of Preferred Stock and including all shares of Company Common Stock issued upon exercise of Company Stock Options prior to the Effective Time).

The parties agree that the Balance Sheet Adjustment, if any, and the Indemnity Adjustment, if any, will be treated, to the extent permitted by applicable law, as an adjustment to the Merger Consideration.

2.2 Calculation of Closing Amount; Escrow Arrangements.

(a) As promptly as practicable and in any event at least 5 business days prior to the Closing Date, the Company shall deliver to Buyer a certificate setting forth a schedule of all Transaction Costs (including reasonable evidence that such amounts represent the total amount due to each such payee).

(b) At the Effective Time, Buyer shall pay:

(i) the Closing Amount to the Exchange Agent as provided in Section 2.5; and

(ii) $25 million (the “Escrow Amount”) to an escrow agent mutually agreeable to Buyer and Sellers’ Representative (the “Escrow Agent”).

Prior to the Effective Time, Buyer, Sellers’ Representative and the Escrow Agent shall execute and deliver an escrow agreement in a form agreed between such parties (the

“Escrow Agreement”). The Escrow Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof until paid as provided in Sections 2.3(e), 2.4 and 9.2(b).

(c) Prior to making any payments to holders of Company Stock, the Exchange Agent shall deduct the aggregate Transaction Costs set forth in the certificate delivered pursuant to Section 2.2(a) from the amount paid to it pursuant to Section 2.2(b)(i), and pay such Transaction Costs to the parties entitled thereto as and when such payments are due.

For purposes of this Agreement, the following terms shall have the following meanings:

“Closing Amount” means an amount equal to:

(i) $115 million; plus

(ii) the aggregate exercise price actually received by the Company in cash upon the exercise of any Company Stock Options exercised after the date hereof and prior to the Closing (the “Exercise Amount”).

“Closing Net Debt” means (a) Debt of the Company and its Subsidiaries, less (b) cash and cash equivalents, short-term investments and marketable securities of the Company and its Subsidiaries, in each case, determined on a consolidated basis as of the Effective Time based on the Closing Balance Sheet.

“Closing Working Capital” means (a) current assets of the Company and its Subsidiaries, less (b) the current liabilities of the Company and its Subsidiaries, in each case, determined on a consolidated basis as of the Effective Time based on the Closing Balance Sheet, with the following adjustments:

(i) current assets shall exclude all cash and cash equivalents, short-term investments and marketable securities and any deferred tax assets or other accrued balances relating to taxes; and

(ii) current liabilities shall exclude any Debt taken into account in determining Closing Net Debt and any deferred tax liabilities or other accrued balances relating to taxes.

“Debt” of any person means, without duplication, the sum of:

(i) all obligations of such person for borrowed money including the amount of any recourse factored receivables;

(ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practices;

(iv) all obligations of such person as lessee which are required to be capitalized in accordance with generally accepted accounting principles in the United States (“GAAP”);

(v) all non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument;

(vi) all guarantees by such person of obligations of the type referred to above of another person;

(vii) all obligations of the type referred to above secured by a Lien on any asset of such person, whether or not such obligation is otherwise an obligation of such person;

(viii) all amounts due to CuraGen Corporation (“CuraGen”) as of the Effective Time;

(ix) any long-term liabilities (excluding any such liabilities related to deferred revenue related to amounts received from Buyer or any of its Affiliates);

(x) all reserves established for threatened or pending litigation;

(xi) all reserves for warranty costs;

(xii) the Exercise Amount; and

(xiii) all Transaction Costs that have not been paid at or prior to the Effective Time or paid by the Exchange Agent pursuant to Section 2.2(c).

“Transaction Costs” means all costs and expenses incurred or otherwise payable by the Company in connection with this Agreement and the transactions contemplated hereby including:

(i) fees and expenses of the Company’s counsels, advisors, consultants, investment bankers, accountants and experts;

(ii) any other amounts to be paid by the Company as provided herein (including amounts referenced in Section 8.3);

(iii) any amounts (other than the Merger Consideration) payable to current or former directors, consultants or stockholders of the Company as a result of or in connection with the transactions contemplated hereby (including all amounts payable (including the cost of benefits) as a result of the termination of Jonathan Rothberg as Chairman of the Company pursuant to the Chairmanship Agreement effective as of July 1, 2005 between CuraGen, the Company and Mr. Rothberg); and

(iv) any amounts (other than the Merger Consideration) payable to current or former officers or employees of the Company as a result of or in connection with the transactions contemplated hereby, including:

(A) all amounts payable under the Company Retention Plan and Senior Incentive Plan;

(B) all amounts payable under the Company’s severance plans as a result of actions taken by the Company prior to the Effective Time (but not as a result of any actions taken by the Buyer after the Effective Time);

(C) all amounts (including the cost of benefits) which become payable under the employment agreements with Christopher McLeod, Peter Dacey, Michael Egholm, Marcel Margulies, Mary Schramke, David Smith and Katherine Webster (the “Management Team”) as a result of actions taken by the Company prior to the Effective Time (but not as a result of any actions taken by the Buyer after the Effective Time); and

(D) one-third of all amounts (including the cost of benefits) which become payable under the employment agreements with the Management Team as a result of the termination by any member of the Management Team of their employment after the Effective Time for Good Reason (as such term is defined in the relevant employment agreement).

2.3 Balance Sheet Adjustment.

(a) As promptly as practicable, but no later than 60 days after the Effective Time, Buyer will cause to be prepared and delivered to Sellers’ Representative the Closing Balance Sheet and a certificate based on such Closing Balance Sheet setting forth Buyer’s calculation of Closing Working Capital and Closing Net Debt. The Closing Balance Sheet (the “Closing Balance Sheet”) shall (x) fairly present the financial position of the Company as of the Effective Time in accordance with GAAP applied on a consistent basis with the Company Balance Sheet, (y) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Company Balance Sheet, and (z) include line items substantially consistent with those in the Company Balance Sheet.

(b) If Sellers’ Representative disagrees with the Closing Balance Sheet or the Buyer’s calculation of Closing Working Capital or Closing Net Debt delivered pursuant to Section 2.3(a), Sellers’ Representative may, within 20 days after delivery thereof, deliver a notice to Buyer disagreeing with such calculation and setting forth its calculation of such amount and the grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Sellers’ Representative disagrees, and Sellers’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital and Closing Net Debt delivered pursuant to Section 2.3(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 2.3(b), Buyer and Sellers’ Representative shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital and Closing Net Debt. If Buyer and Sellers’ Representative are unable to reach an agreement during such period, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Sellers’ Representative (who shall not have any material relationship with Buyer or any of the stockholders of the Company prior to the Effective Time), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital and Closing Net Debt, as applicable. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Buyer’s calculation of Closing Working Capital or Closing Net Debt as to which Sellers’ Representative has disagreed. Such independent accountants shall deliver to Buyer and Sellers’ Representative, as promptly as practicable, a report setting forth its calculation of the disputed amount(s), which amount(s) shall be consistent with the proviso in the last sentence of this subsection. The cost of such review and report shall be paid 50% by Buyer and 50% shall be deducted from the Escrow Amount. “Final Working Capital” and “Final Net Debt” mean the Closing Working Capital and Closing Net Debt, respectively, (i) as shown in Buyer’s calculation delivered pursuant to Section 2.3(a), if no notice of disagreement with respect thereto is duly delivered pursuant to 2.3(b); or (ii) if such a notice of disagreement is delivered, as agreed by Buyer and Sellers’ Representative or, in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to 2.3(c); provided that Final Working Capital shall not be less than the Buyer’s calculation delivered pursuant to Section 2.3(a) or more than the Sellers’ Representative’s calculation delivered pursuant to Section 2.3(b), and Final Net Debt shall not be more than the Buyer’s calculation delivered pursuant to Section 2.3(a) or less than the Sellers’ Representative’s calculation delivered pursuant to Section 2.3(b).

(d) Buyer and Sellers’ Representative agree to cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and Closing Net Debt, including the making available to the extent necessary of books, records and personnel.

(e) As promptly as practicable but not later than two business days after Final Working Capital and Final Net Debt have been determined:

(i) if Final Working Capital minus $10 million minus Final Net Debt (the “Balance Sheet Adjustment”) is greater than zero, such amount shall be paid by Buyer to Sellers’ Representative for distribution to the Company’s securityholders as of the Effective Time (the “Holders”); or

(ii) if the Balance Sheet Adjustment is less than zero, the absolute value of such amount shall be paid by the Escrow Agent to Buyer.

2.4 Indemnity Adjustment. As promptly as practicable but not later than two business days after the date that is 15 months after the Effective Time, the Escrow Agent shall pay to Sellers’ Representative for distribution to the Holders, an amount (the “Indemnity Adjustment”) equal to the excess, if any, of the then remaining Escrow Amount (together with any earnings thereon) over the sum of the amount of any Damages as to which Buyer is entitled pursuant to Article IX but has not been paid plus the Claim Amounts (as defined below) of all claims by Buyer for which a Claim Notice (as defined below) has been delivered prior to the expiration of such 15 month period but has not been resolved pursuant to Article IX (“Pending Indemnity Claims”). As promptly as practicable but not later than two business days after any Pending Indemnity Claims have been resolved pursuant to Article IX (on a claim-by-claim basis), the Escrow Agent shall pay to Sellers’ Representative for distribution to the Holders the excess, if any, of the Indemnity Adjustment (determined as provided above after taking account of the then current status of all Pending Indemnity Claims) over all amounts previously paid to the Sellers’ Representative in respect of the Indemnity Adjustment.

2.5 Exchange Fund. The procedures for exchanging outstanding shares of Company Stock for the consideration to be paid to the holders of such securities in connection with Merger are as follows:

(a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit with American Stock Transfer & Trust Company or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of such securities for payment through the Exchange Agent in accordance with this Section 2.5, cash in an amount equal to the Closing Amount (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within two business days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Stock (each, a “Certificate”) a letter of transmittal in customary form that includes instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration and an unconditional waiver of any and all legal claims (contractual or otherwise) that the party executing such letter may have against the Company other than pursuant to this Agreement or in connection with the employment of such person by the Company or any of its Subsidiaries, provided that the Company shall, to the extent practicable, implement arrangements for the delivery of such materials at the Effective Time to all holders of Company Stock to facilitate the payment of the applicable Merger Consideration to such stockholders as soon as practicable following the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II in respect of the Company Stock formerly represented by such Certificate, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.5.

(c) No Further Ownership Rights in Company Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Stock. From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Stock for six months after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Stock who has not previously complied with this Section 2.5 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration. In addition, any portion of the Exchange Fund which would have been distributed to holders of Company Stock but for the fact that the shares of Company Stock held by such holders are Dissenting Shares (as defined below) shall be delivered to the Buyer upon demand. Notwithstanding the foregoing, the Buyer shall not be liable to any holders of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of the Buyer free and clear of any claims or interest of any person previously entitled thereto.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation, the Exchange Agent or the Escrow Agent shall be liable to any holder of shares of Company Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person or entity such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to any such person or entity in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the

Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.6 Company Stock Plans. Prior to the Effective Time, the vesting of all outstanding employee or director options to purchase Common Stock (“Company Stock Options”) issued by the Company pursuant to the Company’s 2000 Employee, Director and Consultant Stock Plan, 2006 Equity Incentive Plan or otherwise (collectively, the “Company Stock Plans”) shall be accelerated such that all outstanding Company Stock Options are exercisable in full for a specified period of time prior to the Effective Time. At the Effective Time, each outstanding Company Stock Option shall expire unless previously exercised. Prior to the Effective Time, the Company shall take all actions pursuant to the Company Stock Plans required to give effect to the foregoing and shall use commercially reasonable efforts to ensure that all holders of Company Stock Options are able to exercise such options prior to the Effective Time (including but not limited to providing reasonable notice); provided that the Company shall not be under any obligation to provide financial assistance to holders of Company Stock Options to enable such persons to exercise any Company Stock Options.

2.7 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock held by a holder who has made a demand for appraisal of such shares of Company Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. The Company shall pay any amounts payable to holders of Dissenting Shares in accordance with the DGCL subject to its rights to indemnification as provided in Section 9.1(d).

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Sections 2.1 and 2.5, without interest thereon, upon surrender of the Certificate formerly representing such shares and such shares shall no longer be Dissenting Shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

(d) From and after the Effective Time, no shareholder who has properly exercised and perfected appraisal rights pursuant to the DGCL shall be entitled to vote his or her shares for any purpose or receive payment of dividends or distributions with respect to his or her shares (except dividends and distributions payable to shareholders of record at a date which is prior to the Effective Time).

2.8 Sellers’ Representative.

(a) CuraGen shall be the representative of the holders of Company Stock as provided herein (the “Sellers’ Representative”). The holders of Company Stock by the approval and adoption of this Agreement and the Merger authorize the Sellers’ Representative (i) to take all action necessary to consummate the transactions contemplated hereby and take such actions as it may determine pursuant to Sections 2.3 and 2.4 and Article IX hereof, (ii) to give and receive all notices required to be given under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the holders of Company Stock by the terms of this Agreement.

(b) All decisions and actions by the Sellers’ Representative, including without limitation any agreement between the Sellers’ Representative and the Buyer relating to Sections 2.3 or 2.4 or Article IX hereof, shall be binding upon all of the holders of the Company Stock, and no holder of Company Stock shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Sellers’ Representative shall not have any liability to any of the parties hereto or the holders of Company Stock for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The holders of Company Stock shall severally indemnify the Sellers’ Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder; provided that the liability of a holder of Company Stock to the Sellers’ Representative shall not exceed the total amount of the Equity Consideration received by such holder for such holder’s shares of Company Stock pursuant to this Agreement.

(d) By his, her or its approval of the Merger and this Agreement each holder of Company Stock agrees, in addition to the foregoing, that:

(i) the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Sellers’ Representative as to matters relating to Sections 2.3 or 2.4 or Article IX hereof, or any other actions required or permitted to be taken by the Sellers’ Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Sellers’ Representative;

(ii) all actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the holders of Company Stock and no holders of Company Stock shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for fraud or willful misconduct by the Sellers’ Representative in connection with the matters described in this Section 2.8;

(iii) the provisions of this Section 2.8 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any holder of Company Stock may have in connection with the transactions contemplated by this Agreement;

(iv) remedies available at law for any breach of the provisions of this Section 2.8 are inadequate; therefore, the Buyer shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if the Buyer brings an action to enforce the provisions of this Section 2.8; and

(v) the provisions of this Section 2.8 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each holder of Company Stock, and any references in this Agreement to a holder of Company Stock or the holders of Company Stock shall mean and include the successors to the rights of the holders of Company Stock hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that as of the date hereof and as of the Closing Date the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

For purposes of this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any effect arising out of or resulting from:

(i) changes in the general economic or political conditions in the United States or the United States financing or capital markets in general or changes in currency exchange rates;

(ii) changes in GAAP;

(iii) changes generally affecting the industry in which the Company and its Subsidiaries operate (including changes in law) and not specifically relating to, or having a materially disproportionate effect on, the Company and its Subsidiaries taken as a whole;

(iv) any losses of existing or prospective collaborators, customers, strategic partners or suppliers as a result of the announcement or pendency of this Agreement or any of the transactions contemplated thereby (including the Merger);

(v) any natural disaster, sabotage, terrorism, military action or war (whether or not declared); or

(vi) any action required to be taken pursuant to this Agreement or at the request of Buyer.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 138,000,000 shares, consisting of 100,000,000 shares of Company Common Stock, 12,000,000 shares of Company Series A Preferred Stock, 8,000,000 shares of Company Series B Preferred Stock, 6,404,854 shares of Company Series C Preferred Stock, 1,595,146 shares of Company Series D Preferred Stock and 10,000,000 shares of undesignated preferred stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation, as amended. As of March 15, 2007, 307,410 shares of Company Common Stock were issued and outstanding, 12,000,000 shares of Company Series A Preferred Stock were issued and outstanding, 8,000,000 shares of Company Series B Preferred Stock were issued and outstanding, 6,404,854 shares of Company Series C Preferred Stock were issued and outstanding, and 1,595,146 shares of Company Series D Preferred Stock were issued and outstanding. Each share of Preferred Stock is convertible into one share of Company Common Stock. No Subsidiary of the Company owns any shares of Company Stock.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the Series Liquidation Amount (as defined in the Company’s Certificate of Incorporation) calculated as of April 30, 2007 for each series of Preferred Stock and (ii) the aggregate number of shares issuable upon exercise of all outstanding Company Stock Options and the weighted average exercise price of such Company Stock Options as of March 15, 2007 (and a detailed schedule indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule). As of March 15, 2007, all of the outstanding shares of Company Stock are owned of record by the holders and in the respective amounts set forth on Section 3.2(b)(iii) of the Company Disclosure Schedule. The

Company has made available to the Buyer a complete and accurate copy of the Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) issuance of shares of Company Common Stock pursuant to Company Stock Options outstanding on March 15, 2007 or Company Stock Options granted as permitted pursuant to Section 5.1(k), (A) there are no shares of capital stock or other equity interests of any class of the Company, or any security exchangeable into or exercisable for such stock or equity interests, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement (the items in Sections (c)(ii)(A) and (B) being referred to collectively as the “Company Securities”). The Company does not have any outstanding stock appreciation rights, phantom stock, performance based equity rights or similar equity rights or obligations. Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, neither the Company nor, to the Company’s Knowledge, any of its Affiliates (as defined below), is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any other person who directly or indirectly controls, is controlled by or is under common control with such party.

(d) All outstanding shares of Company Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company or, to the Company’s Knowledge, any other party is a party or is otherwise bound.

(e) Except as may be set forth on Section 3.2(e) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Stock or the capital stock of the Company or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation or similar entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority required to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where such qualification is necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Company Material Adverse Effect.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) All of the outstanding capital stock or other voting securities or equity interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (the items in Sections 3.3(d)(i) and 3.3(d)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Company’s Stockholders under the DGCL and the Company’s Certificate of Incorporation (which must be approved by the holders of Company Stock representing at least a majority of the voting power of the outstanding shares of Company Stock, voting together as a single class) (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) assuming compliance with the requirements specified in clauses (i) through (iii) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be likely to have a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the applicable requirements of laws, regulations or decrees designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”) in Germany and Italy, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iv) compliance with the Connecticut Transfer Act, Conn. Gen. Stat. §22a-134, et. seq. (“CTA”) and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole.

3.5 Financial Statements. The Company has made available to Buyer the audited balance sheets of the Company as of December 31, 2006 (the “Company Balance Sheet”) and 2005 and the related audited statements of operations, changes in stockholders’ equity and other comprehensive loss and cash flows for the three years ended December 31, 2006, together with the report thereon of the Company’s independent certified public accountants (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial condition of the Company at the dates therein indicated and the results of operations, changes in stockholders’ equity and cash flows of the Company for the periods therein specified in accordance with GAAP applied on a consistent basis, except as may be indicated in the footnotes to such financial statements. The Company Financial Statements include all of the Company’s Subsidiaries that are required by GAAP to be included in the consolidated financial statements of the Company. No Subsidiary of the Company has any assets or any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, determined, determinable or otherwise).

3.6 Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth in Section 3.6 of the Company Disclosure Schedule, (i) since the date of the Company Balance Sheet, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had a Company Material Adverse Effect and (ii) between the date of the Company Balance Sheet and the date of this Agreement, there has not occurred:

(a) any acquisition (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) of any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business consistent with past practices;

(b) any sale, lease, license, pledge or other disposition of any material asset of the Company or any of its Subsidiaries other than the sale of inventory in the ordinary course of business consistent with past practices;

(c) any amendment to the certificate of incorporation, bylaws or other similar organizational documents of the Company or any of its Subsidiaries;

(d) (i) any declaration or payment of any dividends or other distribution in respect of any capital stock of the Company, (ii) any split, combination or reclassification of any of the capital stock of the Company or issuance or authorization for the issuance of any shares of its capital stock or other equity interests or any other securities, or (iii) any purchase, redemption or other acquisition of any shares of its capital stock or other equity interests or any other securities or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of shares of Company Common Stock (A) from holders of vested Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of vested Company Stock Options to the extent required or permitted under the terms of such vested Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(e) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company or any of its Subsidiaries, except substantially as contemplated by the 2007 capital expenditure budget for the Company and its Subsidiaries that is attached to Section 3.6(e) of the Company Disclosure Schedule (the “Capex Budget”) or otherwise in the ordinary course of business consistent with past practices;

(f) (i) the incurrence by the Company or any of its Subsidiaries of any indebtedness for borrowed money or any guarantee of any indebtedness of another person, (ii) any issuance, sale or amendment of any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, any guarantee of any debt securities of another person, any “keep well” or other agreement to maintain any financial statement condition of another person or any arrangement having the economic effect of any of the foregoing, (iii) any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practices) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly-owned Subsidiaries, except for investments in the ordinary course of business in debt securities maturing not more than 90 days after the date of investment, or (iv) any hedging agreement or other financial agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) (i) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, any of its Subsidiaries, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any person or (ii) the entering into, amendment or modification in any material respect or termination of any material contract required to be disclosed by Section 3.15 or waiver, release or assignment of any material rights, claims or benefits of the Company or any of its Subsidiaries;

(h) (i) the grant or increase of any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) the establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries other than an increase applicable to an employee in the ordinary course which is not material;

(i) any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(j) any settlement, or offer or proposal to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(k) any material Tax election made or changed, any annual tax accounting period made or changed, any method of tax accounting adopted or changed (other than as required by changes in GAAP), any Tax Returns (as defined below) amended materially or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

3.7 No Undisclosed Liabilities. Except as may be disclosed in the Company Disclosure Schedule or in the Company Balance Sheet (including footnotes) and except for liabilities incurred in the ordinary course of business consistent with past practices since the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, determined, determinable or otherwise), other than undisclosed liabilities or obligations which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

3.8 Intercompany Accounts. Section 3.8 of the Company Disclosure Schedule contains a complete list of all intercompany balances as of the date of the Company Balance Sheet between CuraGen and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand. Since the date of the Company Balance Sheet there has not been any accrual of liability by the Company or any of its Subsidiaries to CuraGen or any of its Affiliates or other transaction between the Company or any of its Subsidiaries and CuraGen and any of its Affiliates, except on an arms length basis and in the ordinary course of business consistent with past practices of the Company and its Subsidiaries or as provided in Section 3.8 of the Company Disclosure Schedule.

3.9 Taxes.

(a) The Company and each of its Subsidiaries has filed, or had filed on its behalf, all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid on a timely basis all Taxes (as defined below) that are shown to be due on any such Tax Returns. For purposes of this Agreement, “Taxes” means (i) all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has made available to the Buyer correct and complete copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2004. No examination or audit of any material Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated.

(c) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(d) (i) All material Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 2002 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; and (iii) no adjustment that would increase the Tax liability of the Company or any of its Subsidiaries has been made, proposed or threatened by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period. “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date. “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

(e) Section 3.9(e) of the of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is paid by the Company or any of its Subsidiaries.

(f) (i) Neither the Company nor any of its Subsidiaries has engaged or participated in a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) and (ii) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

3.10 Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in material default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.11 Ownership of Assets; Sufficiency of Inventory. All of the property and assets used or held for use in connection with the business of the Company or any of its Subsidiaries are owned or leased by the Company or its Subsidiaries, or the Company or its Subsidiaries otherwise have the right to use such property and assets. The existing inventories of critical equipment, parts, raw materials, intermediates and other inventories are of the type and at the levels adequate to conduct such business substantially as currently conducted consistent with past practices of the Company. The representations and warranties contained in this Section 3.11 shall not apply to the subject matters covered by Sections 3.13 and 3.14.

3.12 Products. Each of the products produced or sold by the Company or any of its Subsidiaries is, and at all times up to and including the sale thereof by the Company has been, (i) in compliance in all material respects with all applicable laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any Company specifications therefor. Since January 1, 2006, neither the Company nor any of its Subsidiaries has received any written customer complaints or, to the Company’s Knowledge, any other complaints, relating to any of the products produced or sold, or any services provided to such customers, by the Company or any of its Subsidiaries other than all such complaints, inquiries or requests that have been communicated to the Buyer or an Affiliate of the Buyer either by the Company or directly by a customer. The representations and warranties contained in this Section 3.12 shall not apply to the subject matters covered by Sections 3.13, 3.14, 3.17, 3.19 and 3.20.

3.13 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs) (the “Company Intellectual Property”). For purposes of this Agreement, the term “Intellectual Property” means (i) patents and all proprietary rights associated therewith, (ii) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, corporate names and other indications of origin, together with all goodwill related to the foregoing, (iii) copyrights and designs and all rights associated therewith and the underlying works of authorship, (iv) all inventions, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, technology, know-how, computer software programs and applications, discoveries, ideas and improvements, (v) all registrations of any of the foregoing and all applications therefor and (vi) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not alter, encumber, impair or extinguish any Company Intellectual Property or result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement pursuant to which a third party is authorized to use Company Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole or (ii) any license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf software programs (the agreements referred to in clauses (i) and (ii) shall be collectively referred to as the “License Agreements”). Section 3.13(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all (A) patents and patent applications, (B) trademark, trade name and service mark registrations (including Internet domain name registrations) and applications therefor and (C) copyright registrations and applications owned by the Company or any of its Subsidiaries. Section 3.13(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all License Agreements.

(c) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, would not have a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole. All registrations and applications for registration of any Company Intellectual Property owned by the Company or any of its Subsidiaries have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. The Company and its Subsidiaries are the sole and exclusive owner of all Company Intellectual Property owned by the Company and its Subsidiaries.

(d) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a material and adverse effect on the business of the Company and its Subsidiaries taken as a whole. There is no claim, action, suit, investigation or proceeding pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened, against the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any Company Intellectual Property, (ii) alleging that the use of Company Intellectual Property or any services provided, processes used or products manufactured, used, imported or sold by the Company or any if its Subsidiaries infringe, violate or otherwise misappropriate any Intellectual Property right of any third party or (iii) alleging that the Company or any of its Subsidiaries have infringed, violated or otherwise misappropriated any Intellectual Property right of any third party.

(e) Each License Agreement is valid and binding on the Company and in full force and effect. The Company has in all material respects performed all of its obligations required to be performed by it under each License Agreement. Neither the Company or any of its Subsidiaries pay any royalties or other consideration for the right to use the Intellectual Property of any third party other than pursuant to the License Agreements.

(f) The Company and its Subsidiaries have used reasonable commercial efforts to maintain the confidentiality of all Company Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof and no such Intellectual Property has been disclosed other than to employees, representatives and agents of the Company or its Subsidiaries all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.

3.14 Software.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Software owned by the Company or its Subsidiaries as of the date of this Agreement (the “Owned Software”) that is material, which list specifies which of the Company or its Subsidiaries is the owner thereof. The Company or one of its Subsidiaries has title to the Owned Software, free and clear of all Liens.

(b) Section 3.14(b) of the Company Disclosure Schedule contains a complete and accurate list of (i) all Open Source Software and (ii) all other Licensed Software (excluding generally commercially available, off-the-shelf programs) that is material, which is identified by the license or other agreement by which such right to use has been obtained and the duration or term thereof. The Company and any of its Subsidiaries utilizing such Licensed Software has the rights and licenses to the Licensed Software as set forth in the applicable License Agreements and the Company and each of its Subsidiaries are in compliance in all material respects with all applicable provisions of such License Agreements. Neither the Company nor any of its Subsidiaries has published or disclosed any Licensed Software or other Third Party Software to any other party except in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software or other Third Party Software, in which case neither the Company nor any of its Subsidiaries has any obligations to make royalty or other similar payments in respect of such distribution. No party to whom the Company or any of its Subsidiaries has disclosed Licensed Software has, to the Company’s Knowledge, breached its obligation of confidentiality in any material respect. To the Company’s Knowledge, no (i) Open Source Software that is embedded in or bundled, shipped or distributed with any Customer Software or (ii) other Open Source Software (other than immaterial Open Source Software) is used in a manner that requires the contribution of any portion of any Owned Software to any person, including into the Open Source Software community.

(c) The Owned Software and the Licensed Software constitute all Software used in the businesses of the Company and its Subsidiaries as of the date of this Agreement (collectively, the “Company Software”). Between January 1, 2000 and the date of this Agreement, none of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of Company Intellectual Property has asserted any written claim or, to the Company’s Knowledge, any other claim against the Company or any of its Subsidiaries in connection with the involvement of such persons in the conception and development of any Company Intellectual Property, and to the Company’s Knowledge no such claim has been threatened.

(d) Neither the Company nor any of its Subsidiaries has agreed to waive any rights in Company Intellectual Property except pursuant to customary right to use granting provisions of licenses to Customer Software.

For purposes of this Section 3.14, the following terms shall have the following meanings:

“Software” means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or its Subsidiaries).

“Licensed Software” means all Software under which the Company or any of its Subsidiaries is, as of the date hereof, a licensee, lessee or otherwise has obtained the right to use, including all open source Software, shareware and freeware.

“Open Source Software” means all Licensed Software that is open source Software, shareware or freeware.

“Customer Software” means all Owned Software that is licensed by the Company or any of its Subsidiaries to customers in the ordinary course of its or their business.

3.15 Contracts.

(a) Except as disclosed in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by (collectively, the “Company Material Contracts”):

(i) any agreement (or group of related agreements) for the lease of personal property providing for lease payments in excess of $50,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of products, materials, supplies, goods, equipment or other assets or for the furnishing or receipt of services which involves either (A) annual payments by or to the Company and its Subsidiaries of $50,000 or more or (B) aggregate payments by or to the Company and its Subsidiaries of $50,000 or more;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company or other similar agreement;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) except any such agreement (A) with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 5.1(h);

(v) any agreement for the disposition of any significant portion of the assets or business of the Company or any of its Subsidiaries or any agreement for the acquisition of the assets (other than in the ordinary course of business) or business of any other entity;

(vi) any option, license, franchise or similar agreement (other than a Company Stock Option issued pursuant to a Company Stock Plan);

(vii) any agency, dealer, sales representative, marketing or other similar agreement;

(viii) any agreement that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area or which would so limit the freedom of the Company or any of its Subsidiaries after the Closing Date;

(ix) any agreement or other transaction with any (A) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the 20 most highly compensated employees of the Company and its Subsidiaries); (B) beneficial owner of 5% or more of the voting securities of the Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “associates” (or member of any of their “immediate family”) (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director or beneficial owner;

(x) any employment or consulting agreement with any executive officer or other employee of the Company other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries; and

(xi) any other agreement (or group of related agreements) either involving more than $100,000 or not entered into in the ordinary course of business.

(b) The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract. Each Company Material Contract, to the extent not yet fully performed, is a valid and binding agreement of the Company or a Subsidiary of the Company and, to the Company’s Knowledge, each other party thereto, except to the extent it has previously expired in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a material violation of or material default under) any Company Material Contract.

3.16 Litigation. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, as at the date hereof, there is no material action, suit, proceeding, claim, arbitration, administrative proceeding or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. There are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

3.17 Environmental Matters.

(a) The Company and each of its Subsidiaries have been and are in compliance with all applicable Environmental Laws (as defined below) in all material respects, and have, and are in compliance with, all permits, licenses, franchises, certificates, approvals and similar authorizations required by Environmental Laws (“Environmental Permits”) in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice alleging any of them has not complied with applicable Environmental Laws. The properties now or previously owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below) in an amount or concentration that would give rise to any obligation or liability of the Company or any of its Subsidiaries under any applicable Environmental Law. Neither the Company nor any of its Subsidiaries has received written notice or, to the Company’s Knowledge, any other notice that it is subject to any liability for any Hazardous Substance disposal or contamination on the property of any third party. Neither the Company nor any of its Subsidiaries has discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released any Hazardous Substance into the environment except (i) in compliance with law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, any other form of, notice, order, citations, summons, demand, claim or request for information and no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or, to the Company’s Knowledge, judicial or governmental review is pending, or to the Company’s Knowledge, threatened, in each case, alleging that the Company or any of its Subsidiaries is in violation of, liable under or has any unsatisfied obligations under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity relating to or under any Environmental Law.

(b) To the Company’s Knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current business of the Company or any of its Subsidiaries, a prior business of the Company or any of its Subsidiaries, if any, for which, or in connection with which, the Company or any of its Subsidiaries could have liability, whether statutorily, contractually, or otherwise, or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Buyer at least 5 days prior to the date hereof.

(c) The Company has reviewed all pertinent hazardous waste generation records and environmental, health and safety reports, documents or records and, prior to the date hereof, with respect to its operations at the 1 Commercial Street and 750 East Main Street properties, respectively, the Company, in each case as contemplated by the CTA, has not (i) generated more than one hundred (100) kilograms of hazardous waste in any one month, (ii) received, recycled, reclaimed, reused, stored, handled, treated, transported or disposed at these locations hazardous waste generated at a different location, (iii) undertaken the process of dry cleaning, (iv) undertaken furniture stripping or (v) undertaken to be a vehicle body repair facility. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, the consummation of the transactions contemplated in this Agreement will not trigger any requirement for any action, consent or approval, registration, remedial action, or filing under any Environmental Law, including filings to be made or actions to be taken pursuant to the CTA.

(d) For purposes of this Agreement, the term “Environmental Law” means any law (including common law), regulation, treaty, judicial decision, rule, judgment, injunction, order, decree, permit requirement, governmental restriction or agreement with any Governmental Entity or third party relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any hazardous substance, pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, hazardous waste or hazardous material or (iii) noise, odor or wetlands protection.

(e) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated, or which falls within the definition of a “hazardous substance,” “toxic substance,” “chemical,” “hazardous waste,” “hazardous material” or words of similar import, pursuant to or under any Environmental Law or (ii) any petroleum product, derivative, by-product or other hydrocarbon, asbestos-containing material, mold, polychlorinated biphenyls, radioactive materials or radon.

(f) Except as set forth in Sections 3.4 – 3.7, 3.10, 3.11 and 3.15, the parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or Hazardous Substances are those contained in this Section 3.17.

Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.19 and 3.20 do not relate to environmental matters.

(g) For purposes of this Section 3.17, “Company” and “Subsidiary” shall include an entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries, if any, and for which, or in connection with which, and to the extent to which, the Company or any of its Subsidiaries may have liability for environmental or health and safety matters, whether statutorily, contractually, or otherwise.

3.18 Employee Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company, any of its Subsidiaries or any of their Affiliates and covering any employee or former employee of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) and (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”) and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan, which is funded, are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to the effect that such Company Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and has not been threatened to be revoked. No event has occurred since the date of such determination that would adversely affect such qualification. Copies of the most recent determination letter of the Internal Revenue Service relating to each such Company Employee Plan have been furnished to Buyer.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary of the Buyer.

(g) Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement with any stockholder, director, service provider, executive officer or other employee or former employee of the Company or any of its Subsidiaries including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan (i) the payment, benefit or vesting of which are contingent, (ii) the terms of which are materially altered or accelerated or (iii) which provide severance benefits or other benefits after the termination of employment of such director, executive officer or employee, in each case, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

3.19 Compliance With Laws. The Company and each of its Subsidiaries is in material compliance with, is not in material violation of, and, since January 1, 2005, has not received any written notice or, to the Company’s Knowledge, any other notice alleging any material violation and, to the Company’s Knowledge, has not been threatened to be charged with respect to any applicable statute, law or regulation, including any applicable Antitrust Laws and patient or subject data protection laws, with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.20 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. The Company and its Subsidiaries have not provided any services or produced, sold or maintained in inventory any products that are regulated by the United States Food and Drug Administration (the “FDA”) unless the Company or the applicable Subsidiary have first obtained any necessary permits required by the FDA.

3.21 Grants. Section 3.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all grants awarded to the Company or any of its Subsidiaries (whether awarded by a Governmental Entity, a private entity or otherwise) and all grants for which an application by the Company or any of its Subsidiaries is pending. The Company and its Subsidiaries have satisfied all obligations created pursuant to the terms of any awarded grant as of the Closing Date and neither the Company nor any of its Subsidiaries will be required to satisfy any additional obligations after the Closing Date pursuant to the terms of such awarded grants. In the event that any pending grant applications are awarded to the Company, neither the Company nor any of its Subsidiaries will be required to satisfy any obligations after the Closing Date pursuant to the terms of such grants.

3.22 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.

3.23 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Goldman Sachs and JMP Securities LLC, whose fees will be paid by the Company (and included as a Transaction Cost). The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Goldman Sachs is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

The Buyer represents and warrants to the Company that as of the date hereof and as of the Closing Date the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) compliance with the applicable requirements of the Antitrust Laws of Germany and Italy, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Litigation. As of the date of this Agreement, there is no lawsuit or other legal proceeding pending or, to the knowledge of the Buyer, threatened, against the Buyer challenging the Merger or the transactions contemplated by this Agreement.

4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Financing. The Buyer and the Transitory Subsidiary have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.6 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III (as modified by the Company Disclosure Schedule), and the Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis. The Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided or permitted herein, set forth in Schedule 5.1 to the Company Disclosure Schedule, or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing

Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts (i) to act and carry on its business in the ordinary course of business, consistent with past practices, (ii) to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, (iii) to keep available the services of its officers and key employees, (iv) preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business substantially consistent with past practices and (vi) continue to make capital expenditures consistent with the Capex Budget. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Schedule 5.1 to the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of vested Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of vested Company Stock Options to the extent required or permitted under the terms of such vested Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(k), (i) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock or the capital stock of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of vested Company Stock Options outstanding on March 15, 2007) or (ii) amend any term of any Company Security or Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the

Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business consistent with past practices;

(e) sell, lease, license, pledge, create any Lien on or otherwise dispose of or encumber any properties, assets, securities, interests or businesses of the Company or of any of its Subsidiaries other than sales of inventory in the ordinary course of business consistent with past practices.

(f) knowingly or irrevocably waive any material right of the Company under any Company Material Contract;

(g) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company or any of its Subsidiaries or Buyer or any of its Affiliates, from engaging or competing in any line of business, in any location or with any person or (ii) enter into, amend or modify in any material respect or terminate any contract required to be disclosed by Section 3.15 or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(h) (i) incur any indebtedness for borrowed money other than pursuant to a credit facility with Webster Bank, N.A. on terms substantially similar to those disclosed to the Buyer prior to the execution of this Agreement (the “Webster Bank Loan”) or in the ordinary course of business consistent with past practices, or guarantee any indebtedness for borrowed money of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practices) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly-owned Subsidiaries other than investments in the ordinary course of business consistent with past practices in debt securities maturing not more than 90 days after the date of investment, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(i) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s Capex Budget;

(j) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(k) except as provided in Section 6.7(b) or as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any employment, deferred compensation, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the ordinary course of business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, or grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee (except for annual increases of salaries or changes made in connection with any promotion or increase in duties or responsibilities in the ordinary course of business), (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for the grant of up to 25,000 options to purchase shares of Company Common Stock to existing employees or new hires, which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant and otherwise be in accordance with the applicable Company Stock Plan, or (v) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(l) make or change any material election in respect of Taxes, adopt or change any accounting method (other than as required by changes in GAAP) or annual Tax accounting period in respect of Taxes, file any amendment to a material Tax Return, settle any material claim or assessment in respect of Taxes, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, in each case unless required by law or GAAP; or

(m) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(n) take any affirmative action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time before, the Closing Date; or

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Tax Covenants.

(a) All Tax Returns required to be filed by the Company on or before the Closing Date (i) will be prepared in a manner consistent with past practice of the Company, (ii) will be filed when due in accordance with all applicable laws and (iii) as of the time of filing, will be true and complete in all material respects.

(b) Prior to the Closing, neither the Company nor any of its Subsidiaries shall make any payment of, or in respect of, any Tax to any person or any Taxing Authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company.

5.3 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of December 21, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their directors, officers, employees, investment bankers, attorneys or other authorized agents or advisors (collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

(b) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated all discussions and negotiations (other than with Buyer or its Representatives) that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall use commercially reasonable efforts to cause any party (other than Buyer or its Representatives) in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information. The Company agrees not to, and agrees to cause its Subsidiaries and its Representatives not to, release any third party from the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party. For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the ordinary course of business, stock purchase, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, taken as a whole, (ii) any proposal for the issuance by the Company of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

6.2 Stockholder Approval. The Company will solicit consents from the holders of Company Stock to the adoption of this Agreement and the approval of the consummation of the transactions contemplated hereby, and promptly but not later than 10:00pm E.T. on March 28, 2007, the holders of Company Stock representing at least 82.5% of the voting power of the outstanding shares of Company Stock, voting together as a single class, will have adopted this Agreement and approved the consummation of the transactions contemplated hereby as required under the DGCL and Company’s Certificate of Incorporation.

6.3 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer the information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

6.4 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1, Section 6.4(b) and Section 6.8, the Company and the Buyer shall each use its commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws, (B) the HSR Act and the Antitrust Laws of Germany and Italy and any related governmental request thereunder and (C) any other Antitrust Laws or other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.4(a) shall modify or affect their respective rights and responsibilities under Section 6.4(b).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to (i) obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Antitrust Laws of Germany and Italy and any other federal, state or foreign Antitrust Laws and (ii) respond to any government requests for information under any such laws. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda and proposals made or submitted by or on behalf of any party hereto in connection with the foregoing.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that would have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.4(c).

6.5 Public Disclosure. Except as may be required by applicable law or stock market regulations, (a) no press release announcing the execution of this Agreement shall be issued and if so required to be issued shall only be issued in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.6 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this

Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) the institution of or the written threat of institution of any legal proceeding related to this Agreement or the transactions contemplated hereby. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.7 Employee Matters.

(a) The Buyer intends to continue the at-will employment of management and other employees of the Company and its Subsidiaries as in effect at the Effective Time; provided that no individual employee shall have the right to continued employment.

(b) Any employment agreement with a member of the Management Team may be amended to limit what constitutes “Good Reason” under such agreement as agreed between the Company and the relevant member of the Management Team.

(c) Following the Effective Time, the Buyer will, subject to applicable law, give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility under any employee benefit plans and (ii) determination of benefit levels relating to vacation or severance plans and policies, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, except if such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company prior to the Closing Date and use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For a period of one year following the Effective Time, Buyer shall provide the Continuing Employees who are employed by Buyer or one of its Subsidiaries during such period with base salary or base wages and benefits (other than equity-based compensation and the Company Retention Plan and Senior Incentive Plan) that is in the aggregate substantially equivalent to such salary or wages and benefits as in effect immediately prior to the Effective Time.

6.8 Connecticut Transfer Act Filings.

(a) The Company shall prepare and deliver to Buyer at least 10 days prior to the Closing Date and execute as the “certifying party” (as contemplated in the CTA) all applicable filings required to be made with the Connecticut Department of Environmental Protection (“CDEP”) pursuant to the CTA in connection with the transactions contemplated by this Agreement with respect to any business operation, facility or real property which is owned, leased or operated by the Company or any of its Subsidiaries and located in the State of Connecticut (the “Connecticut Properties”) and subject to the CTA, including the Company’s business operations at the 20 Commercial Street and 16 Commercial Street properties (provided that Buyer shall have the right to comment on and approve, which approval shall not be unreasonably withheld, any such filings).

(b) Without limiting the foregoing and subject to the Buyer’s right to be indemnified pursuant to Article IX, Buyer, and the Company, after the Effective Time, will have the right to perform and control any investigation, remediation or any other action required by the CTA or the CDEP at any Connecticut Property; provided that Buyer will (i) upon request by the Sellers’ Representative, provide to the Sellers’ Representative all material documents it possesses relating to such investigation, remediation or action and (ii) give the Sellers’ Representative reasonable advance notice of, and the right to participate in, any of its material discussions or negotiations with any Governmental Entity concerning such investigation, remediation or action.

6.9 Webster Bank Loan. Prior to entering into the Webster Bank Loan or drawing down any funds under such a loan, the Company shall consult with Buyer.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Act. Any applicable waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Antitrust Approvals in Germany and Italy. All applicable requirements under the Antitrust Laws of Germany and Italy shall have been complied with.

(d) Exon-Florio. A written termination of the review or clearance (the “Exon-Florio Review”) of the Merger shall have been obtained pursuant to Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. App. 2170.).

(e) Other Governmental Approvals. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred.

(f) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement or causing any of the transactions contemplated by this Agreement to be rescinded following consummation.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2, 3.4 and 3.5 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date. The other representations and warranties of the Company set forth in Article III (determined without regard to any qualification or exception contained therein relating to materiality or Company Material Adverse Effect or any similar qualification or standard) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) changes contemplated by this Agreement and (iii) where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

(d) FIRPTA Certification. The Company shall have delivered a certification in the form attached as Exhibit A hereto dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

(e) Amendment of Technology Transfer Agreement. The Company and CuraGen shall have executed an amendment to the Second Amended and Restated Technology

Transfer Agreement between such parties dated as of January 29, 2006 reasonably acceptable to Buyer to be effective as of the Effective Time to eliminate the royalty payable under such agreement and reflect that such royalty is fully paid as of the Effective Time.

(f) Transfer of Licensed Software. CuraGen and the Company shall have executed an agreement reasonably acceptable to Buyer to be effective as of the Effective Time to transfer to the Company at no additional cost any software licensed by CuraGen to the Company as of the date of this Agreement.

(g) Shared Services. The Buyer and CuraGen shall have executed an agreement to continue the provision of the services described in Schedule 7.2(g) to the Company Disclosure Schedule to the Company on the same terms (including pricing) as such services are provided at the Effective Time for a period of up to 12 months following the Effective Time; provided that the Buyer and CuraGen shall use commercially reasonable efforts to transition to the separate provision of such services as soon as practicable following the Effective Time.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement (determined without regard to any qualification or exception contained therein relating to materiality or Buyer Material Adverse Effect or any similar qualification or standard) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by any duly authorized officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by any duly authorized officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with respect to Sections 8.1(a), 8.1(c) and 8.1(d), by written notice by the terminating party to the other party, and with respect to sections 8.1(b), 8.1(c) and 8.1(d), notwithstanding receipt of Company Stockholder Approval):

(a) by the Buyer if the approval of the holders of Company Stock representing at least 82.5% of the voting power of the outstanding shares of Company Stock, voting together as a single class, has not been obtained by 10:00pm E.T. on March 28, 2007;

(b) by mutual written consent of the Buyer and the Company;

(c) by either the Buyer or the Company if the Merger shall not have been consummated by July 31, 2007 (the “Outside Date”), unless, on the Outside Date, the conditions set forth in Sections 7.1(b), 7.1(c) or 7.1(d) are the only conditions that are not capable of being satisfied, in which event the Outside Date shall be extended by a maximum of an additional sixty (60) days for the purpose of satisfying such conditions, and provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date; or

(d) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party), provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.3 (Confidentiality), 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination), 10.8 (Governing Law) and 10.10 (Submission to Jurisdiction) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses. Unless otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. All costs relating to the Exchange Agent, the Escrow Agent and filings made pursuant to the HSR Act and, except as provided below, any other governmental filings shall be paid 50% by the Buyer and 50% by the Company (which 50% shall be included in Transaction Costs). All costs relating to filings made pursuant to the Antitrust Laws of Germany and Italy or in connection with the Exon-Florio Review shall be paid by the Buyer. Notwithstanding anything else contained herein, the Company may obtain director and officer liability insurance to be effective after the Effective Time, provided that all costs incurred in doing so shall be paid by the Company (and included in Transaction Costs).

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time, whether before or after stockholder approval hereof, but no amendment shall be made which by law requires further approval by the Company’s stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

ARTICLE IX

INDEMNIFICATION

9.1 Damages. Subject to the terms and conditions of Section 2.4 and this Article IX, from and after the Effective Time, the Buyer shall, to the extent of the Escrow Amount, be indemnified in respect of and held harmless against any and all liabilities, damages, losses, fines, fees, penalties, costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees) (collectively, “Damages”) incurred or suffered by the Buyer, any Affiliate of the Buyer, the Company, any Subsidiary of the Company or any of their respective successors and assignees resulting from or constituting:

(a) any breach of a representation or warranty of the Company contained in this Agreement (determined without regard to any qualification or exception contained therein relating to materiality or Company Material Adverse Effect or any similar qualification or standard);

(b) any failure by the Company to perform any covenant or agreement contained in this Agreement;

(c) compliance with the CTA, including any costs or expenses relating to any investigation or remediation required by the CTA or the CDEP (except to the extent such Damages were paid by the Exchange Agent pursuant to Section 2.2(c) or deducted in calculating Final Net Debt);

(d) any documented costs incurred by the Buyer or the Company with respect to any demands for appraisal as contemplated by Section 2.7 and any amounts paid to a holder of Company Stock who has made a demand for appraisal in excess of the Merger Consideration which would otherwise have been receivable by such holder; or

(e) any unpaid Transaction Costs that were not deducted in calculating Final Net Debt,

regardless of whether such Damages arise as a result of negligence, strict liability or any other liability under any theory of law or equity.

9.2 Claims.

(a) Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim shall be made in accordance with the following procedures. The Buyer shall give prompt written notification to the Sellers’ Representative of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided, however, that failure to provide such notice to the Sellers’ Representative shall not eliminate the Buyer’s right to indemnification, except to the extent the Holders are materially and adversely prejudiced thereby. Such notification shall include a description in reasonable detail (to the extent known by the Buyer) of the facts constituting the basis for such third party claim and the amount of the Damages claimed. Except as otherwise provided in Section 6.8, within 30 days after delivery of such notification, the Sellers’ Representative may, upon written notice thereof to the Buyer, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Buyer so long as the economic risk of the Holders is greater than that of the Buyer. If the Sellers’ Representative does not assume control of such defense, the Buyer shall control such defense. The party not controlling such defense may participate therein at its own expense, provided that if the Sellers’ Representative assumes control of such defense and the Buyer reasonably concludes, based on advice from counsel, that the Holders and the Buyer have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Buyer solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Buyer be indemnified for the fees and expenses of more than one counsel. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. Neither party may agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided that the Sellers’ Representative may agree to such settlement without such consent if there are no Damages as to which the Buyer is entitled pursuant to this Article IX which have not been paid, there are no Pending Indemnity Claims and the period within which the Buyer is entitled to deliver a Claim Notice has expired. The Sellers’ Representative shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Buyer (or, if relevant, the Company) from all liability with respect thereto. Notwithstanding anything contained herein to the contrary, the Sellers’ Representative will be entitled to control the defense of any demand for appraisal so long as Sellers’ Representative complies with all the requirements of this Section 9.2(a) and considers in good faith all reasonable recommendations made by the Buyer with respect thereto.

(b) Procedure for Claims. If the Buyer wishes to assert a claim for indemnification under this Article IX, the Buyer shall deliver to the Sellers’ Representative a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Damages incurred by the Buyer and (ii) a statement that the Buyer is entitled to indemnification under this Article IX and a reasonable explanation of the basis therefor.

Within 30 days after delivery of a Claim Notice, the Sellers’ Representative shall deliver to the Buyer a written response in which the Sellers’ Representative shall: (A) agree that the Buyer is entitled to receive all of the Claim Amount, (B) agree that the Buyer is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”), or (C) contest that the Buyer is entitled to receive any of the Claim Amount. If the Sellers’ Representative in such response contests the payment of all or part of the Claim Amount, the Sellers’ Representative and the Buyer shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Sellers’ Representative of such response, the Sellers’ Representative and the Buyer shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.10. As promptly as practicable but not later than two business days after the date on which it has been determined that the Buyer is entitled to be paid any amount pursuant to this Article IX, the Escrow Agent shall pay such amount to the Buyer.

9.3 Survival.

(a) The representations and warranties of the Company set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 15 months after the Effective Time, at which time they shall expire.

(b) If an indemnification claim is properly asserted in writing pursuant to Section 9.2 prior to the expiration as provided in Section 9.3(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

9.4 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement,

(i) no individual claim (or series of related claims) for indemnification under this Article IX shall be valid and assertable unless it is (or they are) for an amount in excess of $50,000;

(ii) the aggregate Damages under this Article IX shall not exceed the Escrow Amount and the Buyer is not entitled to any recovery of Damages from the Holders other than pursuant to the Escrow Amount; and

(iii) the Buyer shall not be indemnified for Damages under Section 9.1(a) (excluding any claims disallowed under Section 9.4(a)(i)) until such Damages, in the aggregate, exceed $1,000,000, in which case, Buyer shall be entitled to be indemnified for the full amount of such Damages.

(b) The amount of Damages recoverable under this Article IX with respect to an indemnity claim shall be reduced by the amount of any payment received by the Buyer or any of its Affiliates, with respect to the Damages to which such indemnity claim relates, from an insurance carrier under an insurance policy held by the Company as of the Effective Time (or as such policy may be renewed, extended or modified at no cost to the Buyer or the Company).

The Buyer shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all such insurance claims, and the Parties shall cooperate with each other in pursuing such claims. If the Buyer (or an Affiliate) receives any such insurance payment in connection with any claim for Damages for which it has already received an indemnification payment under this Article IX, it shall pay to Sellers’ Representative for distribution to the Holders, within 30 days, the amount of the excess, if any, of the sum of such insurance payment and the amount previously received by the Buyer under this Article IX with respect to such claim over the amount of Damages incurred with respect to such claim.

(c) Except with respect to claims for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement, (i) the rights of the Buyer under this Article IX shall be the sole and exclusive remedy of the Buyer and its Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement and (ii) the Escrow Amount shall be the sole and exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article IX or otherwise in connection with the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

(d) The Sellers’ Representative shall have full power and authority on behalf of each Holder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Holders under this Article IX. The Sellers’ Representative shall have no liability to any Holders for any action taken or omitted on behalf of the Holders pursuant to this Article IX.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date of such receipt is not a business day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

F. Hoffman-La Roche Ltd
Corporate Law
Bldg. 021/193
CH-4070 Basel
Switzerland
Attn: Corporate Legal Department
Telecopy: +41 61 688 1396

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attn: Christopher Mayer, Esq.
Telecopy: (212) 450-3338

(b)	if to the Company, to

454 Life Sciences Corporation
20 Commercial Street
Branford, CT 06405
Attn: Christopher K. McLeod, President
Telecopy: (203) 481-2075

with a copy to each of:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Philip P. Rossetti, Esq.
Telecopy: (617) 526-5000

and the Sellers’ Representative (as provided below)

(c)	if to the Sellers’ Representative, to

CuraGen Corporation
322 East Main Street
Branford, CT 06405
Attn: Chief Financial Officer
Telecopy: (203) 483-2552

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

10.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.3 No Third-Party Beneficiaries. Except for the rights of the Holders to receive after the Effective Time the payments to which they are entitled under Article II, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer or the Transitory Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any person; provided that such transfer or assignment shall not relieve the Buyer or the Transitory Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Buyer or the Transitory Subsidiary. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or other electronic transmission.

10.7 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this

Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

10.11 Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the ordinary course of business.

10.12 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge of the individuals identified in Schedule 10.12 to the Company Disclosure Schedule after reasonable inquiry.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ROCHE HOLDINGS, INC.

By:	/s/ Carol Fiederlein
Name:	Carol Fiederlein
Title:	Vice President

13 ACQUISITIONS, INC.

By:	/s/ Frank J. D’Angelo
Name:	Frank J. D’Angelo
Title:	President

454 LIFE SCIENCES CORPORATION

By:	/s/ Christopher K. McLeod
Name:	Christopher K. McLeod
Title:	President and CEO

Exhibit A

Form of FIRPTA Certification

STATEMENT OF U.S. REAL PROPERTY INTEREST STATUS

454 Life Sciences Corporation (the “Corporation”), a Delaware corporation with offices at 20 Commercial Street, Branford, CT 06405 (EIN: [        ]), has determined that as of [        ] and throughout the five-year period ending on such date, it is not and was not a “United States Real Property Holding Corporation” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and therefore no interest in the corporation constitutes a “United States Real Property Interest” as defined in Section 897(c)(1) of the Code.

This statement is provided pursuant to Treasury Regulations Section 1.897-2(h)(1) and (2) in response to a request dated [            ], on behalf of Roche Holdings, Inc. at 1220 N. Market St., Suite #334, Wilmington, DE 19801-2535 (EIN: [        ]).

I verify under penalties of perjury that the foregoing statements are correct to my knowledge and belief, and I further declare that I am a responsible corporate officer who is authorized to sign this statement on behalf of the Corporation.

454 LIFE SCIENCES CORPORATION

By:
Name:
Title:

Date: [ ]